"Confidential treatment has been granted or requested with respect to portions of this exhibit, and such portions have been replaced with "**". Such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2."

                            FRAM LICENSE AGREEMENT

THIS FRAM LICENSE AGREEMENT (the "Agreement"), effective as of the 20 day of December 1996, is entered into by and between RAMTRON INTERNATIONAL CORPORATION ("Ramtron"), a Delaware corporation having its principal office at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, USA, and SAMSUNG ELECTRONICS CO., LTD. ("SEC"), a Korean corporation having its registered office at San #24 Nongseo-Ri, Kiheung-Eup, Yongin-City, Kyungki-Do, KOREA.

                                  RECITALS

A. Ramtron is the owner and/or controls certain United States and foreign patents and patent applications related to the proprietary design, development and architecture of state-of-the-art ferroelectric semiconductor technology.

B. SEC wishes to obtain from Ramtron, and Ramtron is willing to grant to SEC a license to said ferroelectric patents and patent applications for use in the manufacture and sale of licensed products (defined below).

NOW, THEREFORE, in consideration of the recitals and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ramtron and SEC hereby agree as follows:

                           ARTICLE 1 - DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

1.1 "Dollars" or "$" means the United States currency unless otherwise specified.

1.2 "Effective Date" means the date of approval of this Agreement by the Korean Government.

1.3 "FRAM Technology" means that certain thin-film ferroelectric technology developed and/or owned by Ramtron, the patents and patent applications to which Ramtron has the right to grant a license to SEC without payment of any compensation to third parties except its employees, and which consist of technology pertaining to the manufacture and production of nonvolatile, random access semiconductor memory devices that utilize binary polarization states on the hysteresis curve of ferroelectric material.

1.4 "Licensed RF/ID Products" means a device using FRAM Technology and/or Ramtron's Improvements and/or other memory, and embedded with RF/ID analog circuitry in a single chip ("RF/ID Products").

1.5 "Licensed FRAM Products" means nonvolatile ferroelectric semiconductor memory devices with no density limitation, whether in standard or embedded form, but which specifically excludes RF/ID Products.

1.6 "Ramtron Intellectual Property Rights" ("Ramtron IPR") means all claims of all United States and foreign patents and patent applications, their continuations, divisions and reissues in all countries of the world relating to FRAM Technology and/or Ramtron's Improvements owned and/or controlled by Ramtron and which are created or have filing dates prior to the date of expiration or termination of this Agreement, and which Ramtron has the right to grant a license to SEC hereunder without payment of any compensation to third parties except its employees as of the Effective Date or thereafter during the term of this Agreement.

1.7 "Ramtron's Improvements" means United States and foreign patent and patent applications, their continuations, divisions and reissues to all improvements, enhancements and developments to the FRAM Technology made by Ramtron and owned and/or controlled by Ramtron during a term not exceeding a period of ten (10) years after the first commercial sale by SEC of Licensed FRAM Products or Licensed RF/ID Products. Ramtron Improvements shall not include any such improvements, enhancements, and developments if Ramtron is prohibited from making the license to same available to SEC pursuant to any judicial order or proceeding.

1.8 "SEC's Improvements" means all improvements, enhancements and developments to the FRAM Technology made by SEC, independent of Ramtron, during a term not exceeding a period of ten (10) years after the first commercial sale by SEC of Licensed FRAM Products or Licensed RF/ID Products. SEC's Improvements shall not include any such improvements, enhancements, and developments if SEC is prohibited from making the license to same available to Ramtron pursuant to any judicial order or proceeding.

1.9 "Joint Improvements" means all improvements, enhancements and developments to the FRAM Technology made jointly by the parties hereto during the term of this Agreement, should the parties choose to collaborate on certain aspect of ferroelectric design and/or development, where at least one
(1) employee each from both Ramtron and SEC is involved in such improvements, enhancements and developments.

1.10 "Joint Patent Rights" means the patents where the claimed invention is developed as a Joint Improvement by at least one (1) employee each from Ramtron and SEC during the terms of this Agreement. The Parties shall jointly own such Joint Patent Rights with each party having an undivided equal ownership in such Patent.

1.11 "Net Sales" means the total of all gross amounts received by SEC with regard to the sale or other transfer of Licensed FRAM Products and Licensed RF/ID Products for value accounted for in accordance with generally accepted accounting principles, less costs of packing, transportation, shipping or insurance incident to such transportation and shipping charges, excise or other taxes and customs duties and allowances for actual returns, if any. Should SEC sell Licensed FRAM Products and/or Licensed Ferroelectric RF/ID Products in combination with other components or equipment, then the calculation of Net Sales shall be based on the price normally charged by such party for Licensed FRAM Products and/or Licensed RF/ID Products when separately invoiced or priced or if no such separately invoiced or priced sales of such Licensed FRAM Products and/or Licensed RF/ID Products have been made, then the calculation of Net Sales shall be based on the price which SEC would charge for such Licensed FRAM Products and/or Licensed RF/ID Products in an arm's-length commercial sale transaction for cash; provided, however, that in either case such price shall be reduced by the amount of any percentage discount applicable to the transaction in which such Licensed FRAM Products were sold, used or otherwise transferred.

1.12  "Technology License" has the meaning set forth in Section 2.1.

1.13 "Royalty Period" means the period of three (3) months ending on the last day of March, June, September and December of each year this Agreement is in effect following the expiration of the immediately preceding Royalty Period.

1.14  "Royalty Year" means the calendar year.

1.15  "Licensed Trademark" means Ramtron's trademark, "FRAM."

1.16 "Subsidiary" means a corporation or other entity of which more that fifty percent (50%) of the outstanding stock or other equity interest entitled to vote for the election of directors or equivalent governing body is now or hereinafter controlled, directly or indirectly, by a party, but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership exists.

                        ARTICLE II - TECHNOLOGY LICENSE

2.1  Grant of License:

     2.1.1 Ramtron hereby grants, subject to the payments and reporting provisions of Article 3 and the other provisions of this Agreement, to SEC and SEC's Subsidiary a worldwide, perpetual, nonexclusive, nontransferable, nonsublicensable, right and license to use the Ramtron IPR and Ramtron Improvements in connection with the sale of Licensed FRAM Products and Licensed RF/ID Products thereto, but only for the development, manufacture, make, sale, use, lease and transfer and other disposition of value of Licensed FRAM Products and Licensed RF/ID Products. This Technology License may not be used by SEC for any purpose other than those specifically stated in this
Section 2.1.

           (a) Exception to Limitation of Use. Ten (10) years after the Effective Date SEC may utilize those Ramtron patents having an issue date or application date earlier than the Effective Date without limitation to use. SEC use of Ramtron patents having an issue date or application date later than the Effective Date will be limited to the purposes specifically stated in this
Section 2.1.

           (b) Ramtron Proprietary Intellectual Property. All Ramtron IPR and Ramtron Improvements licensed to SEC hereunder shall remain the sole and exclusive property of Ramtron.

           (c)  Exception to License.  The Technology License shall
specifically exclude a sublicense of Symetrix Y-1 based technology.   **   SEC
shall   **   of the    **    FRAM Technology from Ramtron without the
requirement for SEC   **   provided, however, that (i) SEC agrees to comply
with all of the terms and conditions    **   of   **   rights and (ii) SEC
expressly acknowledges that until such time SEC   **   to have a   **   based
technology.  Ramtron   **   and is free to   **   as may be agreed between
Ramtron   **   at any time and from time to time.

     2.1.2 Ramtron hereby grants to SEC and SEC's Subsidiary, subject to the timely payments set forth herein and compliance with all of the other terms and conditions of this Agreement, a worldwide, perpetual, non-exclusive, non-transferable, non-sublicensable, license and right to use the Licensed Trademark solely on FRAM Products and/or Licensed RF/ID Products which are
(i) manufactured by or for SEC and (ii) distributed and/or sold under SEC's name.

            (a) SEC shall not use the Licensed Trademark in any country unless and until SEC has given at least ninety (90) days prior written notice to Ramtron. During such ninety (90) day period Ramtron may, where it deems appropriate in its sole discretion, effect recordation of SEC as a registered user of such mark in such country and/or recordation of the Agreement or other license agreements which meet appropriate local standards with appropriate authorities. SEC shall assist Ramtron as appropriate in carrying out such recording process.

            (b) To defray Ramtron's expenses for charges imposed on Ramtron by such country and by local associates for the recording activities contemplated in Sub-section 2.1.2 (a), Ramtron shall invoice SEC a recordal fee per country in which recordal is effected. Such invoice shall be payable to Ramtron within thirty (30) days after receipt of the applicable invoice. Upon the termination or expiration of this Agreement or SEC's right to use the Licensed Trademark in any country to which this paragraph applies, Ramtron and SEC shall cancel the registered user registration or licensed recordal in such country, and to this end SEC agrees to execute any documents that may be necessary to restore Ramtron to its former position in all respects.

     2.1.3 SEC shall grant to Ramtron a royalty-free, nonexclusive, nontransferable, nonsublicensable, worldwide and perpetual license to use any and all SEC's Improvements to design, develop, manufacture, make, use, lease, sell, transfer or otherwise dispose of ferroelectric memory products.

            (a) SEC Proprietary Information. All Proprietary Information and technology, including SEC's Improvements, provided or disclosed by SEC to Ramtron hereunder and all inventions or technologies made or developed solely by SEC in the performance of this Agreement shall remain the property of SEC.

2.2 Status Review Meeting. During the term of this Agreement each party hereto shall, from time to time but not less than at least twice each year, dispatch its pertinent personnel and/or counsel to the facilities of the other party for the purpose of expediting the manufacture and sale of Licensed FRAM
Products and/or Licensed RF/ID Products by SEC   **    of Licensed FRAM
Products and/or Licensed RF/ID Products by SEC.  Each party hereto shall bear
its own costs and expense for such meetings.   **   .

                        ARTICLE III - COMPENSATION

3.1 License Fees. In consideration of the license to the Ramtron IPR and Ramtron's Improvements made available to SEC during the term of this Agreement, SEC shall pay to Ramtron, net of any Korean or other applicable withholding tax, the following in accordance with the schedule described below:

     3.1.1  Lump Sum Payment:

           (a)  License Execution Fee.  Within thirty (30) days after the
Effective Date of this Agreement, SEC shall pay Ramtron   **   .

     3.1.2  Lump Sum Payment:

           (a) Paid-Up License Fee. Within thirty (30) days after the first commercial sale of Licensed FRAM Product and/or Licensed RF/ID Product, or within one (1) year following the Effective Date of this Agreement, whichever
occurs first, SEC shall pay Ramtron   **   .

3.2  Royalty Payments.

     3.2.1 Licensed FRAM Products. SEC shall pay Ramtron a royalty on all Licensed FRAM Products based upon and/or which use the FRAM Technology and/or Ramtron's Improvement and sold by SEC commencing upon the first commercial
sale of Licensed FRAM Products by SEC.     **               .  The start
date for the royalty rate schedule is the date of the first commercial sale of
Licensed FRAM Products by SEC            **
(hereinafter, "Royalty Schedule Start Date"), according to the following schedule:

            (i)     **    of the net sales by SEC from the sale or
other transfer for value of Licensed FRAM Products    **
after the Royalty Schedule Start Date.

            (ii)     **    of the net sales by SEC from the sale or
other transfer for value of Licensed FRAM Products         **
after the Royalty Schedule Start Date.

            (iii)     **    of net sales by SEC for the sale or other transfer
for value of Licensed FRAM Products   **   after the Royalty Schedule Start
Date.

All Licensed FRAM Products manufactured and/or sold by SEC after expiration of such ten (10) year period shall no longer be subject to any royalty payment to Ramtron.

     3.2.2 Licensed RF/ID Products. SEC shall pay Ramtron a royalty on all Licensed RF/ID Products sold by SEC commencing upon the first commercial sale of Licensed RF/ID Products by SEC. The royalty rate for Licensed RF/ID
Products is       **       of the net sales by SEC from the sale or other
transfer for value of Licensed RF/ID Products for life of the governing Ramtron IPR.

3.3 Payment and Certification of Royalties by SEC. All payments for each Royalty Period under this Agreement is made, on or before April 30, July 31, October 31 and January 31, immediately after the preceding Royalty Period, by SEC in the United States dollars through wire transfer directly to Ramtron's bank account: Colorado National Bank, 1125 Garden of the Gods Road, Colorado Springs, Colorado 80907, Bank Routing Number-102000021, Account Number-127100003459, Account Name-Ramtron International Corporation. As for Royalty Payments under Section 3.2 above, SEC shall, on or before April 30, July 31, October 31 and January 31 in each year during which royalties are payable under this Agreement, furnish to Ramtron a statement, signed by the appropriate SEC authority, concerning the Net Sales by or on behalf of SEC of FRAM Products and/or Licensed RF/ID Products sold by or on behalf of SEC, its Subsidiaries or SEC Third Party during the preceding Royalty Period in sufficient detail to permit the computation of the royalties due for such Royalty Period.

3.4 Records. SEC shall keep true and accurate records, files and books of accounts reasonably necessary in accordance with generally accepted accounting principles to ascertain the amount of the royalties payable to Ramtron under
Section 3.2 above for three (3) years from the end of each reporting Royalty Period.

3.5 Audit. Ramtron shall have the right, through a certified independent public accountant of international reputation with a branch office in Korea to be designated by Ramtron and reasonably acceptable to SEC, to make an examination and audit, not more frequently than once per year, during normal business hours acceptable to SEC, of SEC's records, files and books of accounts as may contain information bearing upon the amounts due to Ramtron under Section 3.2 above. Prompt adjustment shall be made between the parties for any underpayments or overpayments disclosed by such audit. In the event that any royalty report(s) understates in total the royalties due to Ramtron for the relevant audited Royalty Period(s) by more than five percent (5%), SEC shall pay any shortfall and, upon request of Ramtron, reimburse Ramtron for the cost of such audit. Ramtron assures SEC that said public certified accountant's report to Ramtron shall provide only the amount of royalties actually payable to Ramtron and any information in said SEC's records, files and books of accounts shall be treated as confidential by said certified public accountant and shall not be disclosed to Ramtron or to any third party.

                      ARTICLE IV - CONFIDENTIALITY

4.1 Confidentiality. During the term of this Agreement and for a period of five (5) years thereafter, the parties hereto agree that all data, drawings, materials, prototypes, designs, processes, procedures, formulae, improvements, financial data, marketing information, technical information, engineering data, manufacturing specifications and other trade secrets and confidential information disclosed by one party to the other, which is on written, graphic, machine-readable or other tangible form and is marked "Confidential Data," which relates to FRAM Technology, Ramtron IPR, Ramtron's Improvements, SEC's Improvements, Licensed FRAM Products or Licensed RF/ID Products (hereinafter "Confidential Data"), shall be regarded and treated by the parties in strictest confidence and shall not be disclosed to any third party without the express written consent of the disclosing party. The parties hereto further acknowledge and agree that all information disclosed to the other party hereunder and all other information to which the other party may have access by virtue of any such disclosure shall be presumed by the parties to be Confidential Data, unless the disclosing party shall advise the receiving party that any such item or items need not be regarded or treated as Confidential Data. However, the parties hereto confirm that confidential data may be used to the extent necessary for implementing any of the recording party's activities to be contemplated under this Agreement.

4.2 Exclusions. Confidential Data shall not include: (i) information which is in the possession of the recipient at the time it is received from the disclosing party, where the possession of such information can be established from documentation generated prior to the disclosure of such information by the disclosing party; (ii) information which is in the public domain through no act or omission of the parties hereto or their respective representatives;
(iii) information lawfully received from others who are not under restrictions similar to those identified in Section 5.1 hereof or who are not in breach of any confidentiality agreement with Ramtron or SEC; (iv) information that is developed or derived by the recipient independent of any disclosure hereunder; or (v) information of which five (5) years elapses from the disclosure by the disclosing party. Also, the parties hereto may disclose confidential data to
(a) any government or judicial body having jurisdiction to request and to review the same, and (b) legal counsel representing the parties hereto.

4.3 Marking of Documents and Materials. In furtherance, but not in limitation, of the provisions of Section 4.1, each party shall use its reasonable endeavors to cause all written materials and other physical documents and materials of all types relating to or containing Confidential Data to be plainly marked to indicate the secret, proprietary and confidential nature thereof and to prevent the unauthorized use or reproduction thereof, directly or indirectly.

4.4 Return of Confidential Data. Within fourteen (14) days following a request, after the expiration or termination of this Agreement, by the disclosing party, the receiving party shall return any Confidential Data and any copies, recordings or transcriptions thereof, which are no longer required to be used for purposes of this Agreement.

4.5 Indemnification. Without limiting any other right, remedy or benefit occurring to either party under this Agreement or by law, but subject to the limitations set forth in Article V, each party shall indemnify the other party fully for all damages caused by any unauthorized disclosure or use of any information intended to be kept secret, confidential or proprietary in accordance with this Article IV, by such other party or its representatives, employees, agents, consultants and sublicensees.

        ARTICLE V - COVENANTS, WARRANTY AND LIMITED INDEMNIFICATION

5.1 Covenants, Representations and Warranties of Ramtron. Ramtron hereby represents and warrants that Ramtron's execution of this Agreement has been duly authorized by all necessary corporate action, including, with limitation, approval of Ramtron's board of directors in order for this Agreement to constitute a legally binding and enforceable obligation of Ramtron.

5.2 Covenants, Representations and Warranties of SEC. SEC hereby represents and warrants that SEC's execution of this Agreement has been duly authorized by all necessary corporate action, including, with limitation, approval of SEC's board of directors, and constitutes a legally binding and enforceable obligation of SEC.

5.3 Ramtron Warranty. Ramtron represents and warrants that it has all right, title and interest to its FRAM Technology and Ramtron's Improvements disclosed hereunder and/or Ramtron's IPR licensed hereunder to SEC, and that it has the right to grant to SEC the licenses granted herein.

5.4 SEC Warranty. SEC represents and warrants that it has all right, title and interest to SEC's Improvements disclosed hereunder to Ramtron, and that it has the right to grant to Ramtron the licenses granted as a result hereof.

5.5 Ramtron and SEC Representations. Ramtron represents and warrants in connection with the Ramtron IPR and/or Ramtron's Improvement that Ramtron shall use its best efforts to defend Ramtron's IPR and/or the Ramtron Improvements against claims asserted by a third party that the Ramtron's IPR is invalid or unenforceable. SEC shall use its best efforts to defend its patents against claims asserted by a third party that the SEC's Improvements are invalid or unenforceable. SEC and Ramtron shall cooperate and use their best efforts to defend any Joint Patent Rights developed under this Agreement against claims asserted by a third party that Joint Patent Rights are invalid or unenforceable. SEC and Ramtron shall consult with each other regarding these matters.

5.6 Notice of Infringement. Each of Ramtron and SEC shall promptly advise the other in writing of any claim, action, lawsuit, or proceeding threatened, made or brought against them or either of them for infringement of a patent issued to a third party, or for violation of a third party's patent, trade secret or other intellectual property right based in any instance upon
(i) SEC's use of the Ramtron IPR and/or Ramtron's Improvements or SEC's sale, lease, use or distribution of Licensed FRAM Products and/or Licensed RF/ID Products or (ii) Ramtron's use of SEC's Improvements or Ramtron's sale, use or distribution of ferroelectric memory products, which in any way incorporate SEC's Improvements.

5.7 Infringement Assistance Provided SEC. In the event any claim or action is brought by a third party against SEC based on alleged infringement by Licensed FRAM Products and/or Licensed RF/ID Products manufactured by SEC using Ramtron IPR and/or Ramtron's Improvements licensed to SEC hereunder, of any patent or other intellectual property rights owned by any third party, then Ramtron shall use its best efforts to provide SEC with (i) reasonable assistance in connection with the defense and settlement of such claim or action, including all the necessary information related to the infringing technology, and (ii) reasonable consultation for SEC's achievement of viable alternative solution to avoid such infringement issue.

5.8 Infringement Assistance Provided Ramtron. In the event any claim or action is brought by a third party against Ramtron based on alleged infringement by ferroelectric memory products manufactured by Ramtron using SEC's Improvements provided to Ramtron thereunder, of any patent or other intellectual property rights owned by any third party, then SEC shall use its best efforts to provide Ramtron with (i) reasonable assistance in connection with the defense and settlement of such claim or action, including all the necessary information related to the infringing technology, and
(ii) reasonable consultation for Ramtron's achievement of viable alternative solution to avoid such infringement issue.

5.9 Non-assertion Status. Ramtron agrees that it, its successors and assignees shall not assert a claim of infringement of its intellectual property rights licensed by Ramtron with respect to any other products made by SEC, provided that SEC does not intentionally use such non-assertion status granted by Ramtron to design, make, and sell devices which compete with ferroelectric memory products manufactured by Ramtron or by any of Ramtron's alliance partners, and/or which utilize substantial portions of Ramtron intellectual property rights.

5.10 Ancillary Use Of The Licensed Trademark. Subject to the terms and conditions of this Agreement, SEC is further authorized to use the Licensed Trademark in connection with marketing materials related to FRAM Products and/or Licensed RF/ID Products for purposes of publicity, materials, signs, product brochures, cartons and other forms of advertising. SEC shall promptly provide Ramtron with specimens of marketing materials requested in writing by Ramtron in order to monitor consistency of such materials with SEC's obligations under this Agreement.

5.11 Protection Of Licensed Trademark. SEC agrees not to challenge, oppose, petition to cancel or otherwise attack the Licensed Trademark and Ramtron's ownership thereof anywhere in the world. SEC also agrees, subject to the terms and conditions of this Agreement, that any and all rights that may be acquired by the use of the Licensed Trademark by SEC shall inure to the sole benefit of Ramtron. Except as provided in this Agreement, SEC shall not use the Licensed Trademark as all or part of any corporate name, tradename, trademark, service mark, certification mark, collective membership mark or any other designation confusingly similar to the Licensed Trademark. If any application for registration is or has been filed by or on behalf of SEC in any country and relates to any mark, which in the reasonable opinion of Ramtron, is confusingly similar, deceptive or misleading with respect thereto, or dilutes or in any way damages the Licensed Trademark, SEC shall at Ramtron's request abandon all use of such mark and any registration or application for registration thereof and shall reimburse Ramtron for all costs and expenses of any successful opposition or related legal proceeding, including attorneys' fees, initiated by Ramtron or its authorized representatives.

In the performance of this Agreement, SEC shall comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks in all countries of the world. Should SEC be, or become, aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, SEC shall promptly notify Ramtron of such inconsistency. Ramtron and SEC shall attempt to resolve such inconsistency. In the event no resolution is achieved and performance of such inconsistent provision is not waived, and provided Ramtron in good faith determines that such inconsistency threatens its legal rights in and to the Licensed Trademark or may subject it to liability for damages or penalties to a third party or government entity or is otherwise injurious to Ramtron, then Ramtron may terminate the license and rights granted hereunder with respect to the use of the Licensed Trademark in the country whose laws and regulations are inconsistent with the provisions of this Agreement.

5.12 THIS ARTICLE V STATES RAMTRON'S AND SEC'S TOTAL LIABILITY AND RESPONSIBILITY TO EACH OTHER, AND SEC'S AND RAMTRON'S SOLE REMEDY FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT OR PATENT APPLICATION BY THE RAMTRON IPR, THE RAMTRON IMPROVEMENTS OR SEC'S IMPROVEMENTS LICENSED HEREUNDER, THE LICENSED FRAM PRODUCTS AND/OR LICENSED FERROELCTRIC RF/ID PRODUCTS, OR ANY PART THEREOF. THIS ARTICLE V IS IN LIEU OF AND REPLACES ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT.

                   ARTICLE VI - LIMITATIONS ON LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE TECHNOLOGY OR PRODUCTS LICENSED, PATENTS AND/OR PATENT APPLICATIONS LICENSED PURSUANT TO THIS AGREEMENT.

                    ARTICLE VII - TERM AND TERMINATION

7.1 Term. This Agreement shall become effective on the Effective Date and shall remain in full force, unless earlier terminated in accordance with the provisions of this Article VII.

7.2 Termination Without Cause. Each party may terminate this Agreement without further liability by giving a thirty (30) day written notice to the other party upon or after:

     7.2.1 The filing by the other party of a voluntary petition in bankruptcy or insolvency;

     7.2.2  Any adjudication that the other party is bankrupt or insolvent;

     7.2.3 The appointment of a receiver or trustee for all or substantially all of the property of the other party;

     7.2.4 Any assignment or attempted assignment by the other party for the benefit of creditors;

     7.2.5 The institution of any proceedings for the liquidation or winding up of the other party's business or for the termination of its corporate charter; or

     7.2.6 The merger or acquisition of the other party into or by, or the sale of all or substantially all of the other party's assets to a third party corporation or other entity, unless such merging or acquiring corporation or entity expressly agrees to assume (i) the other party's obligation under this Agreement and (ii) other such terms and conditions, as may be reasonably imposed by such party.

7.3 Termination by Default. If either party defaults in the performance of any material obligations hereunder, and if any such default is not corrected within sixty (60) days after the defaulting party receives written notice of such default from the non-defaulting party, then non-defaulting party, may, at its option and in addition to any other remedies it may have, terminate this Agreement.

7.4 Survival. Upon expiration or termination of this Agreement, all rights, privileges and obligations hereunder shall cease, provided, however that:

     7.4.1 In the event that this Agreement is terminated under Section 7.2 above, any and all licenses previously granted hereunder to the terminating party which are in force on the termination date shall survive such termination and continue, while any and all licenses previously granted hereunder to the other party (i.e., bankrupt and/or insolvent party) which are in force on the termination date shall terminate immediately upon the termination date.

     7.4.2 In the event this Agreement is terminated under Section 7.3 as a result of a Ramtron default, which is not corrected within the sixty (60) day period provided in Section 7.3 above, any and all licenses granted to SEC hereunder shall survive and continue after such termination, subject to the provisions of Articles IV, V and VII.

     7.4.3 In the event that this Agreement is terminated under Section 7.3, as a result of a SEC default which is not corrected by SEC within the sixty
(60) day period provided in Section 7.3 above, then any and all license rights granted to SEC hereunder shall automatically terminate on the date of such termination, and SEC shall return to Ramtron any and all technical documents and data that may have been furnished by Ramtron to SEC under this Agreement; provided, however, nothing in this Subsection 7.4.3 shall be construed to relieve SEC of its liability to pay Ramtron royalties on all FRAM Products and Licensed RF/ID Products sold, used or otherwise transferred by SEC prior to or after the date of such termination in accordance with this Agreement.

                 ARTICLE VIII - GENERAL TERMS AND CONDITIONS

8.1 Notices. All notices and requests required or authorized hereunder, shall be given in writing by registered or certified mail, postage prepaid, addressed as follows unless one party notifies the other in writing of any changes in such address:

           If to SEC:

           Samsung Electronics Co., LTD.
           San #24 Nongseo-Ri, Kiheung-Eup
           Yougin-City, Kyungki-Do, KOREA

           For technical matters:

           Ph.D. Tae-Earn Shim
           Executive Director
           Technology Development Team
           Semiconductor Business, SEC
           Telephone: 82-2-760-6376
           Facsimile:  82-331-209-3274

           For non-technical matters:

           Mr. Sang-Wook Kim
           Executive Director
           Technology Planning Team
           Semiconductor Business, SEC
           Telephone: 82-2-760-6020
           Facsimile: 82-2-760-6209

           If to Ramtron:

           Ramtron International Corporation
           1850 Ramtron Drive
           Colorado Springs, Colorado  80921
           Attention:  President
           Telephone: (719) 481-7000
           Facsimile: (719) 481-9294

8.3 Arbitration. All disputes, controversies or differences which may arise between the parties in relation to or in connection with this Agreement shall be settled by amicable negotiation by both parties. If both parties are unable to settle such disputes, then such disputes shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English and take place in Korea if it is initiated by Ramtron or in Denver, Colorado, USA if it is initiated by SEC. The award of arbitration shall be final and binding upon both parties.

8.4 Export Control. The parties agree that no technical information, including software, furnished hereunder or any direct products thereof is intended to or will be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by export control regulations of the USA and/or Korea, including the US Export Administration Regulations, without the prior written authorization from the appropriate governmental authorities.

8.5 Governing Law. This Agreement and the performance of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to the principles of conflicts of laws.

8.6 Severability. In the event that one or more provision(s) of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had not been contained herein.

8.7 Waiver. The delay or failure of a party to exercise any right or option hereunder or failure to enforce any provision herein shall not impair any such right or option nor shall it constitute a waiver thereof or acquiescence thereto unless explicit written notice is provided.

8.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned to any third party by either party hereto, nor shall the same inure to the benefit of any trustee in bankruptcy, receiver or other successor of either party, without the prior written consent of the other party.

8.9 Remedies Cumulative. Except as explicitly excluded or limited, all remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not exclusive or alternative and shall be in addition to all remedies given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue other available remedies.

8.10 Force Majeure. Neither party to this Agreement shall be responsible for delay or failure in performance caused by any governmental act, law, regulation, order or decree, by communication line or power failures beyond its reasonable control, or by fire, flood or other natural disasters, nor shall any such delay or failure be considered to be a breach of this Agreement. In any such event, performance shall take place thereafter as soon as is reasonably feasible.

8.11 Publicity. The parties hereto agree that the terms and conditions of this Agreement shall be confidential to any third party and that if necessary, all notices to third parties and all publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by and between the parties. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other party. It is expected that the parties will mutually agree upon a press release which will be issued after the Effective Date.

8.12 Independent Contractor. The parties are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute the parties as entering into a joint venture or partnership, or shall constitute either party as the agent of the other party for any purpose or in any sense whatsoever.

8.13 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section, or in any way affect this Agreement.

8.14 Press Release. The parties shall mutually agree upon a press release and its contents, which shall be issued within five (5) days following execution of this Agreement.

8.15 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements, negotiations or understandings with respect thereto. This Agreement may not be changed, altered or amended in any manner, orally or otherwise, except in writing signed by duly authorized officers or representatives of both parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

SAMSUNG ELECTRONICS CORPORATION

By: /S/ Sangwook Kim
    ----------------
    Sangwook Kim
Title:  Executive Director
Date:  December 19, 1996


RAMTRON INTERNATIONAL CORPORATION

By: /S/ Greg B. Jones
    -----------------
    Greg B. Jones
Title:  President
Date:  December 2, 1996